Exhibit 10.30

PERSONAL AND CONFIDENTIAL

To:	Mark W. Peterson

From:	Todd A. Adams, President and Chief Executive Officer

Cc:	Jill Glandt Personnel File

Date:	November 4, 2011

Subject:	Offer Senior Vice President & Chief Financial Officer

Dear Mark:

I am excited to formally offer you the role of Sr. Vice President & Chief Financial Officer of Rexnord, effective November 7, 2011. In this role you will report directly to me as President and Chief Executive Officer. This position will be based out of Milwaukee, WI. The details of this offer are as follows:

•	Your base salary for the new position will be $300,000 (which is a bi-weekly salary of $11,538) with participation in the Rexnord MICP program at a target bonus of 50%.

•

You are eligible to receive a grant of 20,000 stock options. This benefit is designed to retain and reward selected executives for long term value creation. All stock option awards are subject to Board approval.

•

You will be eligible to receive a monthly car allowance of $1,184. This allowance is taxable income and is inclusive of costs related to insurance, maintenance, gas, leasing and business related travel.

All other benefits and provisions associated with your employment at Rexnord remain unchanged and in effect.

You have earned the opportunity to become the Chief Financial Officer based on your significant contributions to the success of Rexnord to date in your various roles as well as your leadership capabilities. As we move forward, our shared expectations must be to develop you into an excellent CFO, capable of leading a large, successful global organization focused on creating shareholder value. I look forward to working together towards making Rexnord an outstanding company.

Sincerely,

/s/ Todd A. Adams

Todd A. Adams

President & Chief Financial Officer

Acceptance:

/s/ Mark Peterson	November 4, 2011
Mark Peterson	Date